EXHIBIT 99.1

For Immediate Release

Contacts: Peerless Systems Corporation: William R. Neil Chief Financial Officer (310) 297-3146	Investor Contact: Geoff High Pfeiffer High Public Relations, Inc. (303) 393-7044
Peerless Systems Announces Second Quarter Results For Fiscal Year 2006
Selected Second Quarter and Recent Highlights:
•	Second quarter revenue increases 53% to $9.7 million versus same quarter last year

•	Net income of $1.1 million represents 166% sequential increase versus first quarter, and $2.6 million positive swing from second quarter last year

•	Cash and investments increase to $10.2 million
EL SEGUNDO, Calif., August 25, 2005 — Peerless Systems Corporation (Nasdaq: PRLS), a provider of imaging and networking controllers to the digital document market, today reported financial results for its fiscal 2006 second quarter ended July 31, 2005.
Second Quarter Results
Second quarter revenue increased 53% to $9.7 million from $6.3 million reported in last year’s second quarter. Revenue advanced 34% sequentially versus the $7.2 million reported in this year’s first quarter. Product licensing revenue increased to $5.6 million from $4.9 million in the second quarter last year and $2.9 million in the first quarter this year. Engineering services and maintenance revenue was $2.8 million versus $0.6 million reported in last year’s second quarter and $3.2 million reported in the most recent quarter. The year-over-year increase in engineering services revenue is attributable to $2.0 million for quarterly services performed under the previously discussed development project the Company is performing for Kyocera-Mita under a binding Memorandum of Understanding (MOU). Peerless also received the full $0.25 million in quarterly performance incentives addressed in the MOU. Revenue from hardware, which includes the Company’s application specific integrated circuits (ASICs) and the Everest channel product, increased to $1.3 million from $0.8 million in the second quarter last year and $1.1 million in this year’s first quarter.
Peerless signed three second quarter license agreements collectively valued at $3.6 million, all of which were recognized as revenue during the second quarter. Licensing backlog at July 31, 2005, was $1.2 million, which will be recognized over the next four quarters. Contract backlog for engineering services was $0.4 million, versus $0.3 million at the end of the first quarter. The current contract backlog does not include the amounts expected under the Kyocera-Mita MOU.
Gross margins in the second quarter were 48.9% compared with 62.2% for last year’s second quarter and 54.3% in this year’s first quarter. Research and development expenses declined to $1.3 million, or 13.5% of revenue, versus $3.0 million, or 48.0% of revenue, in the comparable period last year when Peerless was completing its high performance color development and conducting product testing on its Everest channel product. R&D expenses in the most recent quarter were $1.3 million, or 17.5% of revenue. The year-over-year declines in gross margin and R&D expenses are primarily attributable to the transition of in-house engineering efforts to customer development efforts.

Sales and marketing expenses decreased to $0.8 million, or 8.7% of revenue, compared with $1.0 million, or 16.4% of revenue, in the second quarter last year, and $0.9 million, or 13.1% of revenue, in the previous quarter. General and administrative expenses were $1.5 million, or 15.1% of revenue, versus $1.3 million, or 21.1% of revenue, in the comparable year-ago period and $1.3 million, or 17.7% of revenue, in the first quarter.
Second quarter net income increased to $1.1 million, or $0.06 per diluted share, versus a net loss of $1.5 million, or $0.09 per diluted share, in the second quarter last year and net income of $0.4 million, or $0.02 per diluted share, in the previous quarter.
Days sales outstanding for receivables and unbilled at July 31, 2005, were 32 versus 53 at the end of the first quarter and 32 at January 31, 2005. Cash and short-term investments at the end of the second quarter were $10.2 million, or $0.62 per share.
“Our strong second quarter performance is primarily attributable to a team of employees that has worked tirelessly to bring a new generation of affordable, high-performance printing technologies to manufacturers of advanced office workgroup products,” said Howard Nellor, president and chief executive officer. “As a result of our recent successes, we have exceeded our forecasts for top and bottom-line performance and have elevated our projections for full-year revenue and earnings performance.
“Our milestone development program with Kyocera-Mita is ongoing, and we continue to pursue additional opportunities with other OEMs interested in our Sierra high-performance color platform,” Nellor said. “We remain focused on consummating a second design win during the current fiscal year and we are encouraged by recent progress we have made in this regard.”
Nellor added that the solid footing the Sierra product suite has established in the market is allowing the Company to focus more aggressively on turnkey design opportunities. Consequently, Peerless will discontinue shipments of its Sierra-based Everest channel product at the end of the fiscal year. “Everest was designed as a powerful and cost-effective controller for Konica Minolta’s® high-profile bizhub™ C350™ multi-function office product. More importantly, Everest was created to validate our new capabilities in high-performance color. With both objectives accomplished and new versions of the bizhub entering the market, we intend to focus principally on larger, longer-term relationships that should have a greater financial benefit for Peerless and our OEM partners.”
Six-Month Results
For the six months ended July 31, 2005, total revenue advanced 72% to $16.9 million from $9.8 million in the comparable period a year ago. Gross margins for the six-month period were 51.2% versus 57.9% in the comparable period last year. Net income increased to $1.5 million, or $0.09 per diluted share, versus a net loss of $5.6 million, or $0.35 per diluted share, in the comparable period last year.
Guidance
Management anticipates third quarter revenue of between $8.5 million and $9.0 million. These results are subject to the receipt of three new license agreements collectively valued at $4.1 million, as well as the $2.0 million quarterly payment from Kyocera-Mita and sales of the Everest controller of between $0.4 million and $0.5 million. Third quarter net income is expected to exceed $0.5 million, assuming the receipt of the revenue assumptions referred to above. A sequential decline in net income is expected to result from the one-quarter delay in anticipated ASIC purchases and lower margins on licensing due to the higher proportion of third party licensing.
Full-year revenue is expected to exceed $34 million, which is on the high end of management’s previously forecasted revenue range of between $32 and $36 million. Net income for the fiscal year is expected to exceed $4 million versus previously expected net income of more than $2 million. It is anticipated that cash and investments at year-end will exceed $11 million.
The guidance and other forecasts included above assume that Peerless and Kyocera-Mita will enter into definitive agreements that have comparable terms to those contained in the binding MOU, or the parties will continue to operate under the binding MOU. Revenue guidance for the full year are subject to the $4.1 million in new licensing in the third quarter and $5.8 million in the fourth quarter and year end cash and investments will depend on the collection of an approximately $2 million annual license agreement by the end of the fourth quarter.
Peerless Systems Conference Call
Management will hold a conference call to discuss fiscal second quarter results today at 5:00 p.m. Eastern (2:00 p.m. Pacific). Investors are invited to listen to the call live via the Internet at www.peerless.com, or by dialing into the teleconference at 800-265-0241 (617-847-8704 for international callers) and entering the passcode 88278017. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days and an audio replay will be available through September 2, 2005, by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 11908697.
About Peerless Systems Corporation
Founded in 1982, Peerless Systems Corporation is a provider of imaging and networking technologies and components to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an imaging controller. Peerless’ broad line of scalable software and silicon offerings enables its customers to shorten their time-to-market and reduce costs by offering unique solutions for multiple products. Peerless’ customer base includes companies such as Canon, IBM, Konica Minolta, Kyocera Mita, Lenovo, OkiData, Ricoh, RISO, Seiko Epson and Xerox. Peerless also maintains strategic partnerships with Adobe and Novell. For more information, visit Peerless’ web site at www.peerless.com.
Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995
This press release may contain forward-looking statements regarding future events and our future performance that involve risks and uncertainties that could cause actual results to differ materially. In particular, statements regarding the outlook for our future business, financial performance and growth, profitability, product availability, potential applications and successes and the impact on future performance of organizational and operational changes all constitute forward-looking statements. Forward-looking statements also include but are not limited to statements that relate to our ability to sell a new generation of printing technologies to manufacturers of advanced office workgroup products, our research and development capabilities, our ability to recognize revenue from new OEM product lines of high-performance color technology, our ability to maintain and build relationships with our current and future customer base, including Konica Minolta, Novell, Seiko Epson and Kyocera Mita,

any statements that relate to the intent, belief, plans or expectations of Peerless or its management or any statement that is not a historical fact.
Risks that could cause actual results to differ include the possibility that our existing and products under development may not prove effective, the impact of Microsoft’s “Longhorn” operating system, the timing of licensing revenues and the reduced demand for our existing monochrome technologies, our inability to achieve our expected level of sales for our Peerless Sierra Technologies, our Everest controller or our other products, an adverse change in our relationship with Adobe Systems Incorporated or Novell Inc., the possibility that past results may not be indicative of future results, the possibility that price and other competitive pressures may make the marketing and sale of our products not commercially feasible and other risks that are described in further detail in our reports filed with the Securities and Exchange Commission, including but not limited to our most recent Annual Report on Form 10-K for the fiscal year ended January 31, 2005 in the section called “Certain Factors And Trends Affecting Peerless And Its Business” at pages 16 through 25, inclusive, filed on May 2, 2005, and our most recent Quarterly Report on Form 10-Q for the quarter ended April 30, 2005 in the section called “Certain Factors and Trends Affecting Peerless and Its Business” at pages 17 through 25, inclusive, filed on June 14, 2005.
Current and prospective stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We are under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained herein are qualified in their entirety by the foregoing cautionary statements.
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- Financial tables follow -

PEERLESS SYSTEMS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	July 31,
	2005		2004
Revenues:
Product licensing	$5,556	57.5%	$4,890	77.6%
Engineering services and maintenance	2,843	29.5%	581	9.2%
Hardware sales	1,259	13.0%	832	13.2%

Total revenues	9,658	100.0%	6,303	100.0%

Cost of revenues:
Product licensing	1,878	19.5%	1,219	19.4%
Engineering services and maintenance	1,945	20.1%	827	13.1%
Hardware sales	1,108	11.5%	337	5.3%

Total cost of revenues	4,931	51.1%	2,383	37.8%

Gross margin	4,727	48.9%	3,920	62.2%

Operating expenses:
Research and development	1,304	13.5%	3,025	48.0%
Sales and marketing	843	8.7%	1,032	16.4%
General and administrative	1,456	15.1%	1,332	21.1%

Total operating expenses	3,603	37.3%	5,389	85.5%

Income (loss) from operations	1,124	11.6%	(1,469)	-23.3%
Other income (expense)	(6)	0.0%	3	0.0%

Income (loss) before income taxes	1,118	11.6%	(1,466)	-23.3%
Provision for income taxes	18	0.2%	1	0.0%

Net (income) loss	$1,100	11.4%	$(1,467)	-23.3%

Basic earnings (loss) per share	$0.07		$(0.09)

Diluted earnings (loss) per share	$0.06		$(0.09)

Weighted average common shares outstanding – basic	16,409		15,835

Weighted average common shares outstanding – diluted	18,261		15,835

PEERLESS SYSTEMS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Six Months Ended
	July 31,
	2005		2004
Revenues:
Product licensing	$8,478	50.3%	$6,799	69.4%
Engineering services and maintenance	6,013	35.6%	1,479	15.1%
Hardware sales	2,382	14.1%	1,518	15.5%

Total revenues	16,873	100.0%	9,796	100.0%

Cost of revenues:
Product licensing	2,599	15.4%	1,638	16.7%
Engineering services and maintenance	3,915	23.2%	1,875	19.2%
Hardware sales	1,716	10.2%	609	6.2%

Total cost of revenues	8,230	48.8%	4,122	42.1%

Gross margin	8,643	51.2%	5,674	57.9%

Operating expenses:
Research and development	2,566	15.2%	6,403	65.4%
Sales and marketing	1,783	10.6%	2,248	22.9%
General and administrative	2,733	16.2%	2,501	25.5%

Total operating expenses	7,082	42.0%	11,152	113.8%

Income (loss) from operations	1,561	9.2%	(5,478)	-55.9%
Other income (expense)	(27)	-0.1%	18	0.1%

Income (loss) before income taxes	1,534	9.1%	(5,460)	-55.8%
Provision for income taxes	20	0.1%	119	1.2%

Net income (loss)	$1,514	9.0%	$(5,579)	-57.0%

Basic earnings (loss) per share	$0.09		$(0.35)

Diluted earnings (loss) per share	$0.09		$(0.35)

Weighted average common shares outstanding – basic	16,313		15,810

Weighted average common shares outstanding – diluted	17,796		15,810